Exhibit 10.16

AMENDMENT NO. 1 TO LEASE

This AMENDMENT NO. 1 TO LEASE (“Amendment”) is dated as of this 8th day of December, 2021, by and between ARDENWOOD VENTURES I, LLC, a Delaware limited liability company (“Landlord”), and PERSONALIS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant entered into that certain Lease Agreement dated as of August 24, 2021 (the “Lease”) for premises located at 6600 Dumbarton Circle in Fremont, California, comprised of approximately 100,808 rentable square feet of floor area as more particularly described in the Lease;

B.Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Definitions. All capitalized terms used in this Amendment but not otherwise defined shall have the meanings assigned to them in the Lease.

2.Elevator. The first sentence of Paragraph 2 of the Work Letter is hereby amended in its entirety to read as follows:

“Tenant shall cause the Tenant Parties to construct, furnish or install all improvements, equipment or fixtures, that Tenant deems reasonably necessary for Tenant’s intended use of the Leased Premises, including laboratory, research and development, and manufacturing facilities, which may include, without limitation, a new freight elevator (collectively, the “Tenant Improvements”).”

3.Initial TI Budget. Paragraph 3(b)(iii) of the Work Letter is hereby amended in its entirety to read as follows:

“Prior to the TI Allowance Deadline, on or before the 30th day following submission of the application for payment, so long as Tenant is not in monetary default, or material non- monetary default beyond the expiration of any notice and cure periods expressly set forth in the Lease or this Work Letter, under the terms of this Work Letter or the Lease, Landlord shall pay a share of such payment pari passu with Tenant, determined by multiplying the amount of such payment by a fraction, the numerator of which is the amount of the Tenant Improvement Allowance, and the denominator of which is $33,409,720, based on the “Initial TI Budget,” defined herein as the September 27, 2021 budget delivered to Landlord by Tenant, which includes reasonable detail on the estimated construction cost of all Tenant Improvement work and materials for the entire Leased Premises, and the estimated cost of all professional services, fees and permits in connection therewith. Tenant shall pay the balance of such payment, provided that at such time as Landlord has paid the entire Tenant Improvement Allowance on account of such Tenant Improvement work, all billings shall be paid entirely by Tenant. If upon completion of the Tenant Improvement work and payment in full to the Tenant Improvement Contractor, the architect and engineer, and payment in full of all fees and permits, the portion of the cost of the Tenant

1.

Improvement work, architects’ and engineers’ fees, permits and fees theretofore paid by Landlord is less than the Tenant Improvement Allowance, Landlord shall reimburse Tenant for costs expended by Tenant for Tenant Improvement work up to the amount by which the Tenant Improvement Allowance exceeds the portion of such cost theretofore paid by Landlord, it being the intent of the parties that Tenant shall in such case be entitled to the benefit of the entire Tenant Improvement Allowance. Landlord shall have no obligation to advance the Tenant Improvement Allowance to the extent it exceeds the total cost of the Tenant Improvement work. In no event shall Landlord have any responsibility for the cost of the Tenant Improvement work in excess of the Improvement Allowance. Landlord shall have no obligation to make any payments to Tenant Improvement Contractor’s material suppliers or subcontractors or to determine whether amounts due them from Tenant Improvement Contractor in connection with the Tenant Improvement work have, in fact, been paid.”

4.Ratification. The Lease, as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.

5.Miscellaneous.

5.1Voluntary Agreement. The parties have read this Amendment and the mutual releases contained in it, and on the advice of counsel they have freely and voluntarily entered into this Amendment.

5.2Attorney’s Fees. If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the non- prevailing party, reasonable attorney’s fees and costs of suit.

5.3Successors. This Amendment shall be binding on and inure to the benefit of the parties and their successors.

5.4Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

5.5Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning ascribed to such terms in the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

ARDENWOOD VENTURES I, LLC,		PERSONALIS, INC.,
a Delaware limited liability company		a Delaware corporation
By:	/s/ Mark S. Whiting	By:	/s/ Aaron Tachibana
Printed Name:	Mark S. Whiting	Printed Name:	Aaron Tachibana
Title:	Manager and sole member	Title:	CFO

2.